EXHIBIT 10.6
FORM OF
AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT
AMONG
ENCORE ENERGY PARTNERS GP LLC,
ENCORE ENERGY PARTNERS LP,
ENCORE ENERGY PARTNERS OPERATING LLC,
ENCORE OPERATING, L.P.
AND
ENCORE ACQUISITION COMPANY

i

ii

AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT
     THIS AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT is entered into on, and effective as of March 7, 2007 (the “Effective Date”), among Encore Energy Partners GP LLC, a Delaware limited liability company (the “General Partner”), Encore Energy Partners LP, a Delaware limited partnership (the “Partnership”), Encore Energy Partners Operating LLC, a Delaware limited liability company (the “Operating Company”), Encore Operating, L.P., a Texas limited partnership (“Encore Operating”), and Encore Acquisition Company, a Delaware corporation (“EAC” and collectively with the General Partner, the Partnership, the Operating Company and Encore Operating, the “Parties” and each, a “Party”), and amends and restates in its entirety the Administrative Services Agreement dated as of March 7, 2007.
RECITALS
     A. The Partnership is the owner, directly or indirectly, of interests in the Business (as hereinafter defined);
     B. The Partnership Group (as hereinafter defined) requires certain services to operate the Business and to fulfill other general and administrative functions relating to the Business; and
     C. The Partnership Group desires that Encore Operating provide such services, and Encore Operating is willing to undertake such engagement, subject to the terms and conditions of this Agreement;
     NOW, THEREFORE, the General Partner, the Partnership, the Operating Company and Encore Operating agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “Administrative Fee” is defined in Section 4.1.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” means this Amended and Restated Administrative Services Agreement, as it may be amended, supplemented or restated from time to time.
     “Bankrupt” with respect to any Person means such Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or such Person shall take any action to authorize any of the actions set forth above.
     “BOE” means one barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six thousand cubic feet of natural gas to one stock tank barrel, or 42 U.S. gallons liquid volume, of oil.
     “Business” means the business of the Partnership Group.
     “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure it should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential Information does not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and to the receiving Party’s knowledge without breach of a nondisclosure obligation.
     “COPAS” means the Council of Petroleum Accountants Societies.
     “Damages” is defined in Section 9.1.
     “Default Rate” means an interest rate (which shall in no event be higher than the rate permitted by applicable law) equal to the prime interest rate of the Operating Company’s principal lender.
     “EAC” is defined in the introductory paragraph.
     “Effective Date” is defined in the introductory paragraph.
     “Encore Group” means EAC and is Affiliates (other than any member of the Partnership Group).
     “Encore Operating” is defined in the introductory paragraph.
     “Encore Operating Party” is defined in Section 9.1.
     “Environmental Law” means current local, county, state, federal, and/or foreign law (including common law), statute, code, ordinance, rule, order, judgment, decree, regulation or other legal obligation relating to the protection of health, safety or the environment or natural resources, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), as amended, the Clean Air Act (42 U.S.C. section 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. section 300(f) et seq.), as amended, analogous state, tribal or local laws, and any similar, implementing or successor law, and any amendment, rule, regulation, or directive issued thereunder, including any determination by, or interpretation of any of the foregoing by any Governmental Authority that has the force of law.
     “Force Majeure” means any cause beyond the reasonable control of a Party, including the following causes (unless they are within such Party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority and any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction.
     “G&A Services” means those general and administrative services necessary or useful for the conduct of the business of the Partnership Group, including, but not limited to, accounting, corporate development, finance, land, marketing, legal and engineering.
     “General Partner” is defined in the introductory paragraph.
     “Governmental Approval” means any material consent, authorization, certificate, permit, right-of-way grant or approval of any Governmental Authority that is necessary for the construction, ownership and operation of the Business in accordance with applicable Laws.
     “Governmental Authority” means any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.
     “Laws” means any applicable statute, Environmental Law, common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.
     “Operating Company” is defined in the introductory paragraph.
     “Parties” is defined in the introductory paragraph.
     “Partnership” is defined in the introductory paragraph.
     “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as may be amended or restated from time to time.
     “Partnership Group” means the General Partner, the Partnership, the Operating Company and all of their respective Subsidiaries.

     “Partnership Group Party” is defined in Section 9.1.
     “Payment Amount” is defined in Section 4.1.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Services” is defined in Section 2.2.
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     Other terms defined herein have the meanings so given them.
     Section 1.2 Construction.
     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
RETENTION OF ENCORE OPERATING; SCOPE OF SERVICES
     Section 2.1 Retention of Encore Operating. The Partnership hereby engages Encore Operating to perform the Services, as directed by the General Partner, and to provide all personnel and any facilities, goods and equipment not otherwise provided by the Partnership

Group necessary to perform the Services. Encore Operating hereby accepts such engagement and agrees to perform the Services requested by the General Partner and to provide any personnel, facilities, goods and equipment not otherwise provided by the Partnership Group, and to provide all employees as may be reasonable and necessary to perform the Services.
     Section 2.2 Scope of Services. The “Services” shall consist of such services the General Partner determines may be reasonable and necessary to operate the Business, including, without limitation, any G&A Services and those services described on Schedule I hereto. Encore Operating hereby covenants and agrees that the Services will be performed in accordance with (i) applicable material Governmental Approvals and Laws and (ii) industry standards.
     Section 2.3 Exclusion of Services. The General Partner may temporarily or permanently exclude any particular service from the scope of the Services upon 90 days’ notice to Encore Operating.
     Section 2.4 Performance of Services by Affiliates and Third Parties. The Parties hereby agree that in discharging its obligations hereunder, Encore Operating may engage any of its Affiliates or any qualified third party to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or third party shall be treated as if Encore Operating performed such Services itself. Notwithstanding the foregoing, nothing contained herein shall relieve Encore Operating of its obligations hereunder.
     Section 2.5 Intellectual Property.
     (a) Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by Encore Operating, its Affiliates or its or their employees in connection with the performance of the Services shall be the property of Encore Operating; provided, however, that the Partnership Group shall be granted an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use such inventions or material; and further provided, however, that the Partnership Group shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to Encore Operating by any Person other than an Affiliate of Encore Operating. Notwithstanding the foregoing, Encore Operating will use all commercially reasonable efforts to grant such right and license to the Partnership Group.
     (b) The General Partner, the Partnership and the Operating Company hereby grant to Encore Operating and its Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by the Partnership Group to Encore Operating or its Affiliates, but only to the extent such use is necessary for the performance of the Services. Encore Operating agrees that it and its Affiliates will utilize such intellectual property solely in connection with the performance of the Services.

     Section 2.6 Appointment of Independent Accounting Firm and Independent Petroleum Engineer. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that the General Partner shall have the exclusive authority to appoint an independent registered public accounting firm to audit the financial statements of the Partnership and an independent petroleum engineer to provide reports to the Partnership relating to estimates of proved reserves for Securities and Exchange Commission and other reporting purposes.
ARTICLE III
BOOKS, RECORDS AND REPORTING
     Section 3.1 Books and Records. Encore Operating shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or Law.
     Section 3.2 Audits. The Partnership shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine and make copies of the books and records referred to in Section 3.1. Such right may be exercised through any agent or employee of the Partnership Group designated in writing by it or by an independent public accountant, engineer, attorney or other agent so designated. The Partnership shall bear all costs and expenses incurred in any inspection, examination or audit. Encore Operating shall review and respond in a timely manner to any claims or inquiries made by the Partnership regarding matters revealed by any such inspection, examination or audit.
     Section 3.3 Reports. Encore Operating shall prepare and deliver to the Partnership any reports provided for in this Agreement and such other reports as the Partnership may reasonably request from time to time regarding the performance of the Services.
ARTICLE IV
PAYMENT AMOUNT
Section 4.1 Payment Amount.
     (a) The Partnership shall on a quarterly basis (i) pay Encore Operating a fixed fee of $1.75 per BOE of the Partnership Group’s total net oil and gas production for the then completed quarter (the “Administrative Fee”) and (ii) reimburse Encore Operating for all third-party expenses that Encore Operating incurs on behalf of the Partnership Group (collectively with the Administrative Fee, the “Payment Amount”). In addition to the Payment Amount, Encore Operating shall be entitled to retain any COPAS overhead charges associated with drilling and operating wells that would otherwise be paid by third parties to the operator of a well. For the avoidance of doubt, the Partnership will pay all expenses that are directly chargeable to wells under their respective joint operating agreements.

     (b) The Administrative Fee shall increase in the following circumstances:
     (i) Beginning on the first day of April in each year beginning with April 1, 2008, the Administrative Fee shall increase by an amount equal to the product of the then-current Administrative Fee multiplied by COPAS Wage Index Adjustment for the current year.
     (ii) If the Partnership or any other member of the Partnership Group acquires additional assets, then Encore Operating may propose a revised Administrative Fee that covers the provision of Services for such additional assets. If the General Partner, on behalf of the Partnership Group and with the concurrence of the conflicts committee of the board of directors of the General Partner, agrees to such revised Administrative Fee, Encore Operating shall provide Services for the additional assets pursuant to the terms set forth herein.
     (iii) If the Partnership and Encore Operating otherwise agree to increase the Administrative Fee; provided, however, that any such increase shall be approved by the board of directors of the General Partner with the concurrence of the conflicts committee of such board.
     Section 4.2 Payment of Payment Amount. Encore Operating shall invoice the Partnership within 25 days after the close of each quarter for the estimated Payment Amount, plus or minus any adjustment necessary to correct prior estimated billings to actual billings. Subject to Section 4.3, all invoices shall be due and payable, in immediately available funds, within thirty days after receipt of each invoice. Upon the request of the Partnership, Encore Operating shall furnish a reasonable detail of the Services provided and charges assessed during any quarter.
     Section 4.3 Disputed Charges. THE PARTNERSHIP MAY, WITHIN 120 DAYS AFTER RECEIPT OF A CHARGE FROM ENCORE OPERATING, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUND THAT THE SAME WAS NOT A CORRECT CALCULATION OF THE ADMINISTRATIVE FEE AND/OR A REASONABLE COST INCURRED BY ENCORE OPERATING OR ITS AFFILIATES IN CONNECTION WITH THE SERVICES. THE PARTNERSHIP SHALL NEVERTHELESS PAY ENCORE OPERATING IN FULL WHEN DUE THE FULL PAYMENT AMOUNT OWED TO ENCORE OPERATING. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF THE PARTNERSHIP TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE A CORRECT CALCULATION OF THE ADMINISTRATIVE FEE AND/OR A REASONABLE COST INCURRED BY ENCORE OPERATING OR ITS AFFILIATES IN CONNECTION WITH ITS PROVIDING THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY ENCORE OPERATING TO THE PARTNERSHIP TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY THE PARTNERSHIP TO THE DATE OF REFUND BY ENCORE OPERATING.
     Section 4.4 Set Off. In the event that Encore Operating owes the Partnership a sum certain in an uncontested amount under any other agreement, then any such amounts may be aggregated and the Partnership and Encore Operating may discharge their obligations by netting those amounts against any amounts owed by the Partnership to Encore Operating under this Agreement. If the Partnership or Encore Operating owes the other party a greater aggregate amount, that Party may pay to the other Party the difference between the amounts owed.
     Section 4.5 Encore Operating’s Employees. The obligations under Sections 4.1 and 4.2, to the extent they relate to Services provided by employees of Encore Operating or its Affiliates, shall be limited to payment to Encore Operating for expenses in connection with its or its Affiliates’ employees engaged in the provision of Services hereunder, and the Partnership shall not be obligated to pay to Encore Operating’s or its Affiliates’ employees directly any compensation, salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training and other such expenses; provided, however, that the Partnership may, at its option, compensate such employees under one or more equity-based incentive compensation plans for the provision of Services hereunder; and provided further, however, that if Encore Operating fails to pay any employee, with the exception of employee claims for amounts owed that Encore Operating disputes in good faith, within 30 days of the date such employee’s payment is due:
     (a) The Partnership may (i) pay such employee directly, (ii) employ such employee directly, (iii) notify Encore Operating and begin to pay all employees providing service to the Partnership directly, or (iv) notify Encore Operating that this Agreement is terminated and employ all employees directly; and
     (b) Encore Operating shall reimburse the Partnership, as the case may be, the amount the Partnership paid to Encore Operating for employee services that Encore Operating did not pay to any such employee.
     Section 4.6 Approval of Expenses. Encore Operating acknowledges that all charges for Services assessed by Encore Operating and included in the Payment Amount must be approved by the persons authorized to approve such Payment Amount pursuant to the Partnership’s governance and delegation-of-authority process. Additionally, Encore Operating acknowledges that the Audit Committee of the Board of Directors of the General Partner, or if there is no Audit Committee, the entire Board of Directors of the General Partner, may at any time review the Payment Amounts and the levels of Services and, as a result, may direct the Partnership to decrease the level of Services or to dispute a prior invoice pursuant to Section 4.3. In addition to the information Encore Operating is obligated to provide pursuant to Section 4.2, Encore Operating shall provide such other information as reasonably necessary to determine the veracity or appropriateness of any Payment Amount hereunder.
     Section 4.7 Tax Reimbursement. The Partnership shall reimburse EAC for any additional state income, franchise or similar tax paid by EAC resulting from EAC’s inclusion of one or more members of the Partnership Group with EAC in a combined state income, franchise or similar tax report. With respect to any such combined state income, franchise or other tax report, the amount of the Partnership’s reimbursement to EAC shall be equal to the tax that those Partnership Group members included with EAC on such tax report would have paid had such Partnership Group members not been included on such report. Any reimbursement payment required under this provision will be due within 45 days after EAC makes the tax payment giving rise to such reimbursement.
ARTICLE V
FORCE MAJEURE
     A Party’s obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, however, that a Party shall not be excused by Force Majeure from any obligation to pay money. The Party that is prevented from performing its obligation by reason of Force Majeure shall promptly notify the other Parties of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved; provided, however, that, in the event of a strike, lockout or other labor dispute affecting Encore Operating, Encore Operating shall use reasonable efforts to continue to perform all obligations hereunder by utilizing its management personnel and that of its Affiliates.
ARTICLE VI
ASSIGNMENTS AND SUBCONTRACTS
     Section 6.1 Assignments.
     (a) Without the prior consent of Encore Operating, none of the Partnership or the other members or the Partnership Group may sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person.
     (b) Without the prior consent of the Partnership, Encore Operating may not sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person, other than the delegation of performance of Services to an Affiliate of Encore Operating or a qualified third party as permitted by Section 2.4 and the sale, assignment, transfer or conveyance of its rights hereunder to any such Affiliate.
     Section 6.2 Other Requirements. Subject to the other provisions hereof:
     (a) All materials and workmanship used or provided in performing the Services shall be in accordance with applicable specifications and standards.
     (b) Encore Operating shall exercise reasonable diligence to obtain the most favorable terms or warranties available from vendors, suppliers and other third parties, and where appropriate, Encore Operating shall assign such warranties to the Partnership.
     (c) In rendering the Services, Encore Operating shall not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or handicap, and shall comply with all applicable provisions of Executive Order 11246 of September 24, 1965, and any successor order thereto. Subject to the above, Encore Operating shall, to the extent practicable, engage employees who reside in or whose businesses are located in the local area or state where the Services are performed.
     (d) Encore Operating agrees to exercise reasonable diligence to ensure that, during the term of this Agreement, it shall not employ unauthorized aliens as defined in the Immigration Reform and Control Act of 1986, or any successor law.

ARTICLE VII
TERMINATION
     Section 7.1 Termination by the Partnership on behalf of the Partnership Group.
     (a) Upon the occurrence of any of the following events, the Partnership, on behalf of the Partnership Group, may terminate this Agreement by giving written notice of such termination to Encore Operating:
     (i) EAC and its Affiliates cease to maintain a direct or indirect controlling interest in the General Partner or Encore Operating; or
     (ii) Encore Operating’s failure to pay any employee within thirty (30) days of the date such employee’s payment is due, subject to the limitations described in Section 4.5.
Any termination under this Section 7.1(a) shall become effective immediately upon delivery of the notice first described in this Section 7.1(a), or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by the Partnership.
     (b) In addition to its rights under Section 7.1(a), the Partnership may terminate this Agreement at any time by giving notice of such termination to Encore Operating. Any termination under this Section 7.1(b) shall become effective 90 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by the Partnership.
     (c) In the event that Encore Operating becomes Bankrupt or dissolves and commences liquidation or winding-up, this Agreement shall automatically terminate without notice to Encore Operating.
     Section 7.2 Termination by Encore Operating.
     (a) Encore Operating may terminate this Agreement by giving written notice of such termination to the Partnership in the event that EAC and its Affiliates cease to maintain a direct or indirect controlling interest in the General Partner or Encore Operating.
Any termination under this Section 7.2(a) shall become effective immediately upon delivery of the notice first described in this Section 7.2(a).
     (b) In addition to its rights under Section 7.2(a), Encore Operating may terminate this Agreement at any time by giving notice of such termination to the Partnership. Any termination under this Section 7.2(b) shall become effective 90 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by Encore Operating.
     Section 7.3 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1 or 7.2, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (c) the obligation to pay any portion of the Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time.
ARTICLE VIII
CONFIDENTIAL INFORMATION
     Section 8.1 Nondisclosure. Each of Encore Operating and the Partnership Group agrees that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.
     Section 8.2 Permitted Disclosure. Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such Party has given the other Party prior notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors.
ARTICLE IX
LIMITATION OF LIABILITY; INDEMNIFICATION
     Section 9.1 Limitation of Encore Operating’s Liability. Neither Encore Operating nor any of its controlling persons, directors, officers, employees, agents and permitted assigns (each, an “Encore Operating Party”) shall have any liability to the Partnership Group for any losses, damages (including, but not limited to, special, indirect, punitive and/or consequential damages), claims, injury, liability, cost or expense (“Damages”) arising out of this Agreement, whether such Damages arise on account of the furnishing of Services hereunder, the failure to furnish Services hereunder, or otherwise, and whether or not such Damages were caused by the negligence of the Encore Operating Party, including the Encore Operating Party’s sole negligence; provided, however, that the foregoing limitation shall not apply to Damages caused by the Encore Operating Party’s gross negligence or willful, intentional misconduct.
     Section 9.2 Partnership’s Indemnity. The Partnership agrees to indemnify, defend and hold harmless each Encore Operating Party from and against any and all Damages arising out of this Agreement, whether such Damages arise on account of the furnishing of Services hereunder, the failure to furnish Services hereunder, or otherwise, and whether or not such Damages were caused by the negligence of any Encore Operating Party, including the Encore Operating Party’s sole negligence; provided, however, that the foregoing limitation shall not apply to Damages caused by the Encore Operating Party’s gross negligence or willful, intentional misconduct.

     Section 9.3 Limitation of Damages. If the Partnership Group suffers Damages arising out of this Agreement, which Damages were caused by the gross negligence or willful, intentional misconduct of Encore Operating, Encore Operating’s sole liability to the Partnership Group shall be to properly perform the Services in question at no additional cost to the Partnership Group and to pay the Partnership Group for any and all direct damages suffered by the Partnership Group. Notwithstanding anything to the contrary contained herein or at Law and in equity, in no event shall Encore Operating be liable for punitive, special, indirect, incidental or consequential damages (including, without limitation, damages for loss of business profits, business interruption or any other loss) arising from or relating to any claim made under this Agreement or regarding the provision of or the failure to provide Services, even if Encore Operating had been advised or was aware of the possibility of such damages.
     Section 9.4 Affiliate; Third Parties. If Encore Operating uses the personnel of its Affiliates or third parties to provide Services, Encore Operating shall be responsible for the acts and omissions of such personnel and third parties to the extent provided in this Agreement, and no Affiliate of Encore Operating or third party shall have any liability to the Partnership Group on account of any Damages suffered by the Partnership Group arising out of this Agreement, whether or not such Damages were caused by their negligence and/or gross negligence, including their sole negligence and/or sole gross negligence, or their willful, intentional misconduct.
ARTICLE X
DISPUTE RESOLUTION
     If the Parties are unable to resolve any dispute regarding the validity or terms of this Agreement or its termination, service or performance issues, there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach or any other dispute between the parties related to this Agreement, either party hereto may refer the matter to an arbitrator selected in accordance with the rules of JAMS in Tarrant County, Texas as the exclusive remedy for any such dispute, and in lieu of any court action, which is hereby waived. The only exception shall be a claim by either Party for injunctive relief pending arbitration.
ARTICLE XI
GENERAL PROVISIONS
     Section 11.1 Notices. All notices or other communications required or permitted under, or otherwise in connection with, this Agreement must be in writing and must be given by (1) depositing same in the mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested, (2) transmitting by national overnight courier, (3) delivery in person or (4) facsimile to such Party. Notice given by mail, national overnight courier or personal delivery shall be effective upon actual receipt. Notice given by facsimile shall be effective upon confirmation of a successful transmission. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address, in each case as follows:

if to the General Partner or the Partnership:
Encore Energy Partners GP LLC
777 Main Street, Suite 1400
Fort Worth, TX 76102
Attention: President
Fax: (817) 877-1655
if to the Operating Company:
Encore Energy Partners Operating LLC
777 Main Street, Suite 1400
Fort Worth, TX 76102
Attention: President
Fax: (817) 877-1655
if to Encore Operating:
EAP Operating, Inc., its general partner
777 Main Street, Suite 1400
Fort Worth, TX 76102
Attention: President
Fax: (817) 877-1655
     Section 11.2 Further Action. The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     Section 11.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     Section 11.4 Integration. This Agreement constitutes the entire Agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     Section 11.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
     Section 11.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
     Section 11.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.

     Section 11.8 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law.
     Section 11.9 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     Section 11.10 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by each of the Parties; provided, however, that after the completion of the Partnership’s initial public offering of common units representing limited partner interests, the Partnership may not, without the prior approval of the conflicts committee of the board of directors of the General Partner or, if there is no such committee, the independent members of such board of directors, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of such common units. The Parties hereto agree that, for purposes of this Section 11.10, any material change in the nature, quantity or duration of the Services to be provided under this Agreement shall constitute a modification of this Agreement.
     Section 11.11 Directly or Indirectly. Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any Affiliate of such Party.
     Section 11.12 Power of Attorney. EAC hereby appoints Encore Operating to act on its behalf under this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

ENCORE ENERGY PARTNERS GP LLC
By:
Name:
Title:

ENCORE ENERGY PARTNERS LP
By:	Encore Energy Partners GP LLC, its General Partner

By:
Name:
Title:

ENCORE ENERGY PARTNERS OPERATING LLC
By:
Name:
Title:

ENCORE OPERATING, L.P.
By:	EAP Operating, Inc., its General Partner

By:
Name:
Title:

ENCORE ACQUISITION COMPANY
By:
Name:
Title:

SCHEDULE I
SERVICES PROVIDED BY ENCORE OPERATING
TO THE PARTNERSHIP GROUP
1.	Accounting

2.	Information Technology

3.	Real Property

4.	Legal

5.	Securities and Exchange Commission Reporting

6.	Operations/Reservoir Engineering/Geology/Geophysics

7.	Administrative Services

8.	Financial Services

9.	Insurance Services

10.	Risk Management

11.	Corporate Development

12.	Commercial and Marketing

13.	Treasury

14.	Tax

15.	Audit

16.	Sarbanes-Oxley Compliance

17.	Investor Relations

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